Albertsons® Companies, Inc. Reports Fourth Quarter and Full Year Results
Announces 13% Increase in Common Stock Dividend
Increases Remaining Share Repurchase Authorization to $2 billion
Provides Fiscal 2026 Outlook

BOISE, Idaho - April 14, 2026 - Albertsons® Companies, Inc. (NYSE: ACI) (the "Company") today reported results for the fourth quarter of fiscal 2025 and full year fiscal 2025, which ended February 28, 2026 and included 13 and 53 weeks, respectively.
Fourth Quarter of Fiscal 2025 Highlights
•Identical sales increased 0.7%
•Digital sales increased 16%
•Loyalty members increased 12% to 51.2 million
•Net loss of $(481) million, or $(0.94) per share, inclusive of the $600 million charge, net of tax, or $(1.18) per share, related to the Opioid Settlement Framework (as defined herein)
•Adjusted net income of $252 million, or $0.48 per share
•Adjusted EBITDA of $903 million
Fiscal 2025 Highlights
•Identical sales increased 2.0%
•Digital sales increased 21%
•Net income of $217 million, or $0.40 per share
•Adjusted net income of $1,209 million, or $2.18 per share
•Adjusted EBITDA of $3,902 million

"Fiscal 2025 was a year of disciplined execution and resilience, as we closed the year with a solid fourth quarter that delivered strong Adjusted EBITDA despite meaningful top-line pharmacy‑related headwinds," said Susan Morris, CEO of Albertsons Companies.

Morris continued, "Across the full year, we remained focused on building a stronger foundation for the future, including investing in our customer value proposition, advancing digital and loyalty, and strengthening the capabilities that support sustainable, long‑term growth. As we enter fiscal 2026, we are building on this foundation by scaling our productivity engine and positioning the company to deliver earnings growth, strong cash flow, and long‑term shareholder returns."

Fourth Quarter of Fiscal 2025 Results

Net sales and other revenue was $20.3 billion for the 13 weeks ended February 28, 2026 ("fourth quarter of fiscal 2025") compared to $18.8 billion during the 12 weeks ended February 22, 2025 ("fourth quarter of fiscal 2024"). The increase included approximately $1.4 billion incremental net sales related to the extra week in the fourth quarter of fiscal 2025. Identical sales increased 0.7%, primarily driven by pharmacy sales, which were impacted more than expected by the pricing headwinds related to the Inflation Reduction Act ("IRA") and a mix shift within the broader pharmacy industry. The Company also continued to grow its digital sales with a 16% sales increase during the fourth quarter of fiscal 2025. These increases in Net sales and other revenue were partially offset by a net reduction in sales driven by store closures since the fourth quarter of fiscal 2024.

Gross margin rate decreased to 27.2% during the fourth quarter of fiscal 2025 compared to 27.4% during the fourth quarter of fiscal 2024. Excluding the impact of fuel and LIFO, gross margin rate decreased 25 basis points compared to the fourth quarter of fiscal 2024. This decrease in gross margin rate was primarily driven by increases in delivery and handling costs related to the continued growth in digital sales. Gross margin rate during the fourth quarter of fiscal 2025 was favorably impacted by improvements in pharmacy gross margins, primarily driven by changes related to the IRA. The Company also continues to make incremental investments in its customer value proposition which were funded by the benefits from its productivity initiatives.

Selling and administrative expenses increased to 29.6% of Net sales and other revenue during the fourth quarter of fiscal 2025 compared to 25.7% during the fourth quarter of fiscal 2024. Excluding the impacts of fuel and the charge related to the Opioid Settlement Framework, Selling and administrative expenses as a percentage of Net sales and other revenue decreased two basis points, reflecting the Company's continued disciplined approach to productivity and cost management, despite the lower-than-expected pharmacy sales and the resulting effect on the rate.

Net loss on property dispositions and impairment losses was $16.5 million during the fourth quarter of fiscal 2025 compared to $36.4 million during the fourth quarter of fiscal 2024.

Interest expense, net was $141.1 million during the fourth quarter of fiscal 2025 compared to $101.5 million during the fourth quarter of fiscal 2024. The increase in interest expense, net was primarily attributable to higher average outstanding borrowings.

Other income, net was $6.8 million during the fourth quarter of fiscal 2025 compared to $43.7 million during the fourth quarter of fiscal 2024.

Income tax benefit was $160.2 million during the fourth quarter of fiscal 2025, representing a 25.0% effective tax rate, and was the result of the loss before income taxes which was driven by the $773.8 million charge during the fourth quarter of fiscal 2025 related to the Opioid Settlement Framework. Income tax expense was $46.4 million during the fourth quarter of fiscal 2024, representing a 21.3% effective tax rate.

Net loss was $(480.8) million or $(0.94) per share during the fourth quarter of fiscal 2025 compared to net income of $171.8 million or $0.29 per share during the fourth quarter of fiscal 2024. Net loss during the fourth quarter of fiscal 2025 included the $599.8 million charge, net of tax, or $(1.18) per share, related to the Opioid Settlement Framework.

Adjusted net income was $251.7 million, or $0.48 per share during the fourth quarter of fiscal 2025 compared to $269.5 million, or $0.46 per share during the fourth quarter of fiscal 2024. Adjusted net income per share during the fourth quarter of fiscal 2025 includes an estimated incremental $0.03 per share related to the extra week in the fourth quarter of fiscal 2025.

Adjusted EBITDA was $903.4 million during the fourth quarter of fiscal 2025 compared to $855.1 million during the fourth quarter of fiscal 2024. The increase in Adjusted EBITDA reflects an estimated incremental $68 million related to the extra week in the fourth quarter of fiscal 2025.

Opioid Settlement Framework

In the fourth quarter of fiscal 2025, the Company recorded a loss of $773.8 million ($599.8 million, net of tax) related to the opioid settlement framework announced today that is intended to resolve substantially all of the opioid-related claims that have been or may be asserted against the Company by participating states, political subdivisions and Native American tribes (the "Opioid Settlement Framework"). Payments are expected to be made over a period of nine years. For more information, please refer to the separate press release issued this morning.

Capital Allocation, Common Stock Repurchase Program and Debt Refinancing

During fiscal 2025, capital expenditures were $1,839.4 million, which primarily included the completion of 94 remodels, the opening of nine new stores and continued investment in the Company's digital and technology platforms. During the fourth quarter of fiscal 2025, the Company paid its quarterly dividend of $0.15 per share on February 6, 2026 to stockholders of record as of January 23, 2026. On April 14, 2026 subsequent to the end of the fourth quarter of fiscal 2025, the Company announced that the Board of Directors (the "Board") increased the quarterly cash dividend 13% from $0.15 per common share to $0.17 per common share. On April 14, 2026, the Company announced the next quarterly dividend payment of $0.17 per share of Class A common stock to be paid on May 8, 2026 to stockholders of record as of the close of business on April 24, 2026.

On January 8, 2026, the Company's previously announced $750 million accelerated share purchase agreement (the "ASR Agreement") was completed, and the Company received a final delivery of 7.3 million shares of common stock. As a result, the Company received a total of 42.7 million shares of common stock during the ASR Agreement, inclusive of the 35.4 million initial shares received during the third quarter of fiscal 2025. During fiscal 2025, inclusive of the ASR Agreement, the Company invested $1,492.5 million related to the repurchase of 78.7 million shares of common stock pursuant to the existing multi-year repurchase authorization. On April 14, 2026, the Company announced that the Board has authorized an increase to the remaining share repurchase authorization of $900 million, resulting in a total remaining authorization of $2.0 billion. The share repurchase program could include open market repurchases, accelerated share repurchase programs, tender offers, block trades, potential privately negotiated transactions, or trading plans in compliance with the federal securities laws.
On February 2, 2026, the Company completed the issuance of $1,200.0 million aggregate principal amount of 5.625% senior unsecured notes due March 31, 2032 (the "2032 Notes") and $900.0 million aggregate principal amount of additional 5.750% senior notes due March 31, 2034 (the "Additional 2034 Notes" and together with the 2032 Notes, the "Notes"). During the fourth quarter of fiscal 2025, proceeds from the Notes were used to redeem in full the $1,350.0 million outstanding of the Company's 4.625% senior unsecured notes due January 15, 2027, to redeem in full the $750.0 million outstanding of the Company's 5.875% senior unsecured notes due February 15, 2028 (the "Redemptions"), and to pay fees and expenses related to the Redemptions and the issuance of the Notes.

Fiscal 2026 Outlook

The Company is providing its fiscal 2026 outlook as follows:
•Identical sales growth in the range of 0.0% to 1.0% (1)
•Adjusted EBITDA in the range of $3.850 billion to $3.925 billion
•Adjusted net income per Class A common share in the range of $2.22 to $2.32 per share
•Effective income tax rate in the range of 24% to 25%
•Capital expenditures in the range of $2.0 billion to $2.2 billion
(1) Reflects an estimated 150 basis point headwind related to the Inflation Reduction Act's Medicare Drug Price Negotiation Program which took effect on January 1, 2026.

The Company is unable to provide a full reconciliation of the GAAP and Non-GAAP Measures (as defined below) used in the fiscal 2026 outlook without unreasonable effort because it is not possible to predict certain of the adjustment items with a reasonable degree of certainty. This information is dependent upon future events and may be outside of the Company's control and could have a significant impact on its GAAP financial results for fiscal 2026. The expected effective tax rate does not reflect potential future rate adjustments for the resolution of tax audits or potential changes in tax laws, which cannot be predicted with reasonable certainty.

Conference Call

The Company will hold a conference call today at 8:30 a.m. Eastern Time, which will be hosted by Susan Morris, CEO and Sharon McCollam, President & CFO. The call will be webcast and can be accessed at https://albertsonscompanies.com/investors/events-and-presentations. A replay of the webcast will be available for at least two weeks following the completion of the call.

About Albertsons Companies

Albertsons Companies is a leading food and drug retailer in the United States. As of February 28, 2026, the Company operated 2,244 retail stores with 1,713 in-store pharmacies, 405 associated fuel centers, 22 dedicated distribution centers and 19 manufacturing facilities. The Company operates stores across 35 states and the District of Columbia under 22 well known banners including Albertsons, Safeway, Vons, Jewel-Osco, Shaw's, ACME, Tom Thumb, Randalls, United Supermarkets, Pavilions, Star Market, Haggen, Carrs, Kings Food Markets and Balducci's Food Lovers Market. The Company is committed to helping people across the country live better lives by making a meaningful difference, neighborhood by neighborhood. In 2025, along with the Albertsons Companies Foundation, the Company contributed $497 million in food and financial support, including $56 million through its Nourishing Neighbors Program to ensure those living in its communities and those impacted by disasters have enough to eat.

Albertsons, Safeway, Vons, Jewel-Osco, Tom Thumb, Randalls, United Supermarkets, Pavilions, Haggen and Balducci's Food Lovers Market are registered trademarks of Albertsons Companies Inc. or its subsidiaries. ACME, Carrs, Kings Food Markets, Shaw's, and Star Market are trademarks of Albertsons Companies Inc. or its subsidiaries. Albertsons associated logos, product names and services are trademarks of Albertsons Companies, Inc. All other trademarks are the property of their respective owners.

Forward-Looking Statements and Factors That Impact the Company's Operating Results and Trends
This press release includes "forward-looking statements" within the meaning of the federal securities laws. The "forward-looking statements" include the Company's current expectations, assumptions, estimates and projections about its business and its industry. They include statements relating to the Company's future operating or financial performance which the Company believes to be reasonable at this time. You can identify forward-looking statements by the use of words such as "outlook," "may," "should," "could," "estimates," "predicts," "potential," "continue," "anticipates," "believes," "plans," "expects," "future" and "intends" and similar expressions which are intended to identify forward-looking statements.
These statements are not guarantees of future performance and are subject to numerous risks and uncertainties which are beyond the Company's control and difficult to predict and could cause actual results to differ materially from the results expressed or implied by the statements. Risks and uncertainties that could cause actual results to differ materially from such statements and may adversely impact the Company's financial condition and results of operations include:
•changes in macroeconomic conditions such as rates of food price inflation or deflation, fuel and commodity prices and macroeconomic uncertainty, including in international trade and current and potential future tariffs;
•changes in consumer behavior and spending patterns resulting from macroeconomic conditions, including shifts in state and federal assistance programs;

•changes in wage rates and the Company's ability to negotiate acceptable contracts with labor unions, including the outcome of pending union negotiations;
•changes in price of goods sold in the Company's stores and cost of goods used in its food products, as well as limitations in its ability to provide certain services, due to changes in various state and federal government legislation, regulation and executive orders;
•uncertainty regarding the geopolitical environment;
•the Company's ability to succeed in a competitive environment;
•the Company's ability to execute on its business and value-creating strategies;
•the Company's ability to attract and retain qualified or specialized associates who are critical to the success of its Customers for Life strategy;
•failure to achieve productivity initiatives, including those related to artificial intelligence, unexpected changes in the Company's objectives and plans, inability to implement its strategies, plans, programs and initiatives, or enter into strategic transactions, investments or partnerships in the future on terms acceptable to the Company, or at all;
•challenges with the Company's supply chain;
•operational and financial effects resulting from cyber incidents at the Company or at a third party, including outages in the cloud environment and the effectiveness of business continuity plans during a ransomware or other cyber incident; and
•changes in tax rates, tax laws, and regulations that directly impact the Company's business or its customers
All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements and risk factors. Forward-looking statements contained in this press release reflect the Company's view only as of the date of this press release. The Company undertakes no obligation, other than as required by law, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

In evaluating the Company's financial results and forward-looking statements, you should carefully consider the risks and uncertainties more fully described in the "Risk Factors" section or other sections in its reports filed with the SEC including the most recent annual report on Form 10-K and any subsequent periodic reports on Form 10-Q and current reports on Form 8-K.

Non-GAAP Measures and Identical Sales

Non-GAAP Measures. EBITDA, Adjusted EBITDA, Adjusted net income, Adjusted net income per Class A common share and Net debt ratio (collectively, the "Non-GAAP Measures") are performance measures that provide supplemental information the Company believes is useful to analysts and investors to evaluate its ongoing results of operations, when considered alongside other GAAP measures such as net income, operating income, gross margin, and net income per Class A common share. These Non-GAAP Measures exclude the financial impact of items management does not consider in assessing the Company's ongoing core operating performance, and thereby provide useful measures to analysts and investors of its operating performance on a period-to-period basis. Other companies may have different definitions of Non-GAAP Measures and provide for different adjustments, and comparability to the Company's results of operations may be impacted by such differences. The Company also uses Adjusted EBITDA and Net debt ratio for board of director and bank compliance reporting. The Company's presentation of Non-GAAP Measures should not be construed as an inference that its future results will be unaffected by unusual or non-recurring items.

Identical Sales. As used in this earnings release, the term "identical sales" includes stores operating during the same period in both the current fiscal year and the prior fiscal year, comparing sales on a daily basis. Direct to consumer digital sales are included in identical sales, and fuel sales are excluded from identical sales.

Albertsons Companies, Inc. and Subsidiaries
Consolidated Statements of Operations
(dollars in millions, except per share data)
(unaudited)

	Fourth Quarter Fiscal 2025	Fourth Quarter Fiscal 2024	Fiscal 2025	Fiscal 2024
Net sales and other revenue	$20,252.2	$18,799.5	$83,172.5	$80,390.9
Cost of sales	14,739.2	13,650.5	60,565.8	58,135.3
Gross margin	5,513.0	5,149.0	22,606.7	22,255.6

Selling and administrative expenses	6,003.2	4,836.6	21,891.3	20,613.7
Loss (gain) on property dispositions and impairment losses, net	16.5	36.4	(12.2)	95.8
Operating (loss) income	(506.7)	276.0	727.6	1,546.1

Interest expense, net	141.1	101.5	504.2	459.8
Other income, net	(6.8)	(43.7)	(44.4)	(43.4)
(Loss) income before income taxes	(641.0)	218.2	267.8	1,129.7

Income tax (benefit) expense	(160.2)	46.4	50.4	171.1
Net (loss) income	$(480.8)	$171.8	$217.4	$958.6

Net income per Class A common share:
Basic net (loss) income per Class A common share	$(0.94)	$0.30	$0.40	$1.65
Diluted net (loss) income per Class A common share	(0.94)	0.29	0.40	1.64
Weighted average Class A common shares outstanding (in millions)
Basic	509.7	579.6	545.2	580.1
Diluted	509.7	584.4	547.2	583.8

% of Net sales and other revenue
Gross margin	27.2%	27.4%	27.2%	27.7%
Selling and administrative expenses	29.6%	25.7%	26.3%	25.6%

Store data
Number of stores at end of quarter/year	2,244	2,270

Albertsons Companies, Inc. and Subsidiaries
Consolidated Balance Sheets
(in millions)
(unaudited)

	February 28, 2026	February 22, 2025
ASSETS
Current assets
Cash and cash equivalents	$198.6	$293.6
Receivables, net	932.6	834.8
Inventories, net	5,173.9	4,989.0
Prepaid assets	368.1	338.8
Other current assets	42.5	102.8
Total current assets	6,715.7	6,559.0

Property and equipment, net	9,903.7	9,811.0
Operating lease right-of-use assets	6,102.4	6,153.4
Intangible assets, net	2,156.1	2,318.0
Goodwill	1,201.0	1,201.0
Other assets	687.0	713.3
TOTAL ASSETS	$26,765.9	$26,755.7

LIABILITIES
Current liabilities
Accounts payable	$4,021.2	$4,092.7
Accrued salaries and wages	1,348.3	1,345.2
Current maturities of long-term debt and finance lease obligations	534.0	57.6
Current operating lease obligations	736.7	705.5
Current portion of self-insurance liability	385.7	374.0
Taxes other than income taxes	377.8	393.9
Other current liabilities	420.3	282.1
Total current liabilities	7,824.0	7,251.0

Long-term debt and finance lease obligations	8,412.6	7,762.5
Long-term operating lease obligations	5,613.6	5,657.2
Deferred income taxes	630.6	824.1
Long-term self-insurance liability	917.6	922.1
Other long-term liabilities	1,531.3	952.9

Commitments and contingencies

STOCKHOLDERS' EQUITY
Class A common stock	6.0	6.0
Additional paid-in capital	2,219.4	2,184.0
Treasury stock, at cost	(1,850.5)	(386.7)
Accumulated other comprehensive income	83.2	94.7
Retained earnings	1,378.1	1,487.9
Total stockholders' equity	1,836.2	3,385.9
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$26,765.9	$26,755.7

Albertsons Companies, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(in millions)
(unaudited)

	Fiscal 2025	Fiscal 2024
Cash flows from operating activities:
Net income	$217.4	$958.6
Adjustments to reconcile net income to net cash provided by operating activities:
(Gain) loss on property dispositions and impairment losses, net	(12.2)	95.8
Depreciation and amortization	1,913.7	1,817.9
Operating lease right-of-use assets amortization	727.2	681.2
LIFO expense	66.0	28.6
Deferred income tax	(208.7)	(105.1)
Pension and post-retirement benefits (income) expense	(28.4)	8.7
Contributions to pension and post-retirement benefit plans	(56.9)	(91.3)
Deferred financing costs	24.5	16.3
Equity-based compensation expense	95.5	106.2
Other operating activities	20.1	(26.0)
Changes in operating assets and liabilities:
Receivables, net	(96.9)	(113.8)
Inventories, net	(250.9)	(72.4)
Accounts payable, accrued salaries and wages and other accrued liabilities	12.8	(170.1)
Operating lease liabilities	(705.2)	(673.0)
Pension withdrawal liabilities	(18.6)	(15.5)
Self-insurance assets and liabilities	5.6	45.9
Other operating assets and liabilities	661.7	188.6
Net cash provided by operating activities	2,366.7	2,680.6

Cash flows from investing activities:
Payments for property, equipment and intangibles, including lease buyouts	(1,839.4)	(1,931.2)
Proceeds from sale of assets	109.5	31.4
Other investing activities	50.5	8.0
Net cash used in investing activities	(1,679.4)	(1,891.8)

Cash flows from financing activities:
Proceeds from issuance of long-term debt, including ABL facility	4,671.5	50.0
Payments on long-term borrowings, including ABL facility	(3,510.6)	(250.9)
Payments of obligations under finance leases	(51.0)	(60.6)
Payments for debt financing costs	(54.7)	—
Dividends paid on common stock	(322.7)	(295.1)
Treasury stock purchase, at cost	(1,478.2)	(82.5)
Employee tax withholding on vesting of restricted stock units	(36.5)	(45.0)
Net cash used in financing activities	(782.2)	(684.1)

Net (decrease) increase in cash and cash equivalents and restricted cash	(94.9)	104.7
Cash and cash equivalents and restricted cash at beginning of period	297.9	193.2
Cash and cash equivalents and restricted cash at end of period	$203.0	$297.9

Albertsons Companies, Inc. and Subsidiaries
Reconciliation of Non-GAAP Measures
(in millions, except per share data)
The following table reconciles Net (loss) income to Adjusted net income and Adjusted EBITDA (in millions):

	Fourth Quarter Fiscal 2025	Fourth Quarter Fiscal 2024	Fiscal 2025	Fiscal 2024
Net (loss) income	$(480.8)	$171.8	$217.4	$958.6
Adjustments:
Business transformation (1)(b)	44.5	52.4	153.7	105.2
Equity-based compensation expense (b)	21.9	18.3	95.5	106.2
Loss (gain) on property dispositions and impairment losses, net	16.5	36.4	(12.2)	95.8
LIFO expense (a)	24.5	5.7	66.0	28.6
Merger-related costs (2)(b)	23.0	34.0	84.1	254.8
Certain legal and regulatory accruals and settlements, net (3)(b)	789.0	4.1	802.9	6.1
Amortization of debt discount and deferred financing costs (c)	8.3	3.8	23.5	16.1
Amortization of intangible assets resulting from acquisitions (b)	11.1	11.0	48.2	47.9
Miscellaneous adjustments (4)(e)	9.8	(36.5)	25.8	0.6
State income tax benefits related to the settlement of audits	—	—	—	(81.0)
Tax impact of adjustments to Adjusted net income	(216.1)	(31.5)	(295.6)	(156.5)
Adjusted net income	$251.7	$269.5	$1,209.3	$1,382.4
Tax impact of adjustments to Adjusted net income	216.1	31.5	295.6	156.5
State income tax benefits related to the settlement of audits	—	—	—	81.0
Income tax (benefit) expense	(160.2)	46.4	50.4	171.1
Amortization of debt discount and deferred financing costs (c)	(8.3)	(3.8)	(23.5)	(16.1)
Interest expense, net	141.1	101.5	504.2	459.8
Amortization of intangible assets resulting from acquisitions (b)	(11.1)	(11.0)	(48.2)	(47.9)
Depreciation and amortization (d)	474.1	421.0	1,913.7	1,817.9
Adjusted EBITDA (5)	$903.4	$855.1	$3,901.5	$4,004.7

Albertsons Companies, Inc. and Subsidiaries
Reconciliation of Non-GAAP Measures
(in millions, except per share data)
The following tables reconcile diluted net (loss) income per Class A common share to Adjusted net income per Class A common share (in millions, except per share data):

	Fourth Quarter Fiscal 2025	Fourth Quarter Fiscal 2024	Fiscal 2025	Fiscal 2024
Numerator:

Adjusted net income (6)	$251.7	$269.5	$1,209.3	$1,382.4

Denominator:

Weighted average Class A common shares outstanding - diluted	509.7	584.4	547.2	583.8
Restricted stock units (7)	10.2	5.3	8.2	6.5
Adjusted weighted average Class A common shares outstanding - diluted	519.9	589.7	555.4	590.3

Adjusted net income per Class A common share - diluted (8)	$0.48	$0.46	$2.18	$2.34

	Fourth Quarter Fiscal 2025	Fourth Quarter Fiscal 2024	Fiscal 2025	Fiscal 2024
Net (loss) income per Class A common share - diluted	$(0.94)	$0.29	$0.40	$1.64
Non-GAAP adjustments (9)	1.43	0.17	1.81	0.73
Restricted stock units (7)	(0.01)	—	(0.03)	(0.03)
Adjusted net income per Class A common share - diluted (8)	$0.48	$0.46	$2.18	$2.34

(1) Primarily includes costs associated with third-party consulting fees related to the Company's Customers for Life strategy and costs related to employee terminations.
(2) The 13 and 53 weeks ended February 28, 2026 primarily relates to litigation costs and retention program expense related to the terminated merger. The 12 and 52 weeks ended February 22, 2025 primarily includes third-party legal and advisor fees and retention program expense related to the merger.
(3) Includes the $773.8 million charge in the fourth quarter of fiscal 2025 related to the Opioid Settlement Framework.
(4) Primarily includes pension settlement gains and losses, adjustments for closed stores and surplus properties, net realized and unrealized gains and losses related to non-operating investments, non-cash rent expense, gains and losses on energy hedges and other costs not considered in the Company's core performance.
(5) The fourth quarter of fiscal 2025 includes an estimated $68 million of incremental Adjusted EBITDA due to the impact of the additional week in fiscal 2025's 53-week annual period.
(6) See the reconciliation of Net (loss) income to Adjusted net income above for further details.
(7) Represents incremental unvested restricted stock units ("RSUs") to adjust the diluted weighted average Class A common shares outstanding during each respective period to the fully outstanding RSUs as of the end of each respective period.
(8) Adjusted net income per share for the fourth quarter of fiscal 2025 and fiscal 2025 both include an estimated incremental $0.03 per share due to the impact of the additional week in fiscal 2025's 53-week annual period.
(9) Reflects the per share impact of Non-GAAP adjustments for each period. See the reconciliation of Net (loss) income to Adjusted net income above for further details.

Albertsons Companies, Inc. and Subsidiaries
Reconciliation of Non-GAAP Measures
(in millions, except per share data)
Non-GAAP adjustment classifications within the Consolidated Statement of Operations:
(a) Cost of sales
(b) Selling and administrative expenses
(c) Interest expense, net
(d) Depreciation and amortization:

	Fourth Quarter Fiscal 2025	Fourth Quarter Fiscal 2024	Fiscal 2025	Fiscal 2024
Cost of sales	$47.1	$44.7	$202.9	$181.4
Selling and administrative expenses	427.0	376.3	1,710.8	1,636.5
Total Depreciation and amortization	$474.1	$421.0	$1,913.7	$1,817.9

(e) Miscellaneous adjustments:

	Fourth Quarter Fiscal 2025	Fourth Quarter Fiscal 2024	Fiscal 2025	Fiscal 2024
Cost of Sales	$(2.8)	$(1.0)	$(3.3)	$1.0
Selling and administrative expenses	13.5	4.2	56.0	35.9
Other income, net	(0.9)	(39.7)	(26.9)	(36.3)
Total Miscellaneous adjustments	$9.8	$(36.5)	$25.8	$0.6

The following table is a reconciliation of Net debt ratio:

	Fiscal 2025	Fiscal 2024
Total debt (including finance leases)	$8,946.6	$7,820.1
Cash and cash equivalents	198.6	293.6
Total debt net of cash and cash equivalents	8,748.0	7,526.5

Adjusted EBITDA	$3,901.5	$4,004.7

Total Net debt ratio	2.24	1.88